Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
KELLANOVA
April 29, 2024
KELLANOVA, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
FIRST: Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), this Certificate of Amendment to the Restated Certificate of Incorporation (this “Certificate of Amendment”) amends the provisions of the Restated Certificate of Incorporation of the Corporation, as previously amended (the “Restated Certificate of Incorporation”).
SECOND: The board of directors of the Corporation duly adopted resolutions declaring the following amendment to the Restated Certificate of Incorporation to be advisable and in the best interests of the Corporation and its stockholders.
THIRD: ARTICLE THIRTEENTH, Section 1 is hereby amended to read in its entirety as follows:
THIRTEENTH
Section 1.
No person who is or was at any time a director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided, however, that unless and except to the extent otherwise permitted from time to time by applicable law, the provisions of this Article shall not eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, (iv) for any transaction from which the director or officer derived an improper personal benefit, (v) for any action by or in the right of the Corporation, in the case of officers only, or (vi) for any act or omission occurring prior to the date this Article becomes effective.
Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation existing at the time of such repeal or modification shall not adversely affect any right or protection of a director or officer of the Corporation.
FOURTH: The foregoing amendment was duly adopted by the board of directors of the Corporation and its stockholders in accordance with the provisions of Section 242 of the DGCL and ARTICLE NINTH of the Restated Certificate of Incorporation.

FIFTH: This Certificate of Amendment shall become effective at 5:00 p.m., Eastern time, on April 29, 2024.

IN WITNESS WHEREOF, Kellanova has caused this Certificate of Amendment to be executed by the undersigned duly authorized officer on this 29th day of April, 2024.
KELLANOVA
By: /s/ John Min
Name: John Min
Title: Senior Vice President, Chief Legal
Officer and Secretary